================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 5, 1998


     The Annual Meeting of Shareholders of Nutrition For Life International, Inc. (the "Company") will be held at the Ramada Northwest, 12801 Northwest Freeway, Houston, Texas on March 5, 1998 at 9:00 A.M. (Central Standard Time) to consider the following matters:

     1.  To elect six directors to serve on the Company's Board of Directors;
         and

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record at the close of business on January 26, 1998 shall be entitled to notice of and to vote at this Annual Meeting or any adjournments thereof. The stock transfer books of the Company will remain open. The management of the Company hopes that you will find it convenient to attend the Annual Meeting in person. In any event, please mark, sign, date and return the enclosed Proxy to make sure that your shares are represented at the Meeting. Shareholders who attend the Meeting may vote their shares personally even though they have returned Proxies.

                                     By Order of the Board of Directors:


January 28, 1998
                                     Jana Mitcham
                                     Secretary

                    NUTRITION FOR LIFE INTERNATIONAL, INC.
                            9101 Jameel, Suite 180
                             Houston, Texas 77040

                                PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation of Proxies by and on behalf of the Board of Directors of Nutrition For Life International, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Ramada Northwest, 12801 Northwest Freeway, Houston, Texas on March 5, 1998 at 9:00 A.M. (Central Standard Time) and at any adjournment(s) of the Annual Meeting. The Board of Directors of the Company (the "Board of Directors" or the "Board") is soliciting Proxies to be voted at the Annual Meeting. The Company anticipates that this Proxy Statement and the accompanying form of Proxy will be first mailed or given to the shareholders of the Company on or about January 30, 1998. The Company's Annual Report to Shareholders, including financial statements for the fiscal year ended September 30, 1997, accompanies this Proxy Statement but does not form a part of the Proxy solicitation materials.

     The cost of soliciting Proxies will be borne by the Company. Officers and regular employees of the Company, without compensation other than their regular compensation, may solicit Proxies by further mailing, by telephone and by telegraph and by personal conversations. The Company may also request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of shares of the Company's common stock, $.01 par value (the "Common Stock") held of record by such parties and will reimburse such parties for their expenses in forwarding such materials. The Company has no plans to retain any firms or otherwise incur any extraordinary expense, in connection with the solicitation of shareholders.

     Shares of the Common Stock of record represented by Proxies will be voted as described in this Proxy Statement or as otherwise specified by a shareholder. As to the election of directors, a shareholder may, by checking the appropriate box on the Proxy: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees identified by the shareholder in the appropriate area. See "Election of Directors". Any Proxy given by a shareholder may be revoked by the Shareholder at any time prior to the voting of the Proxy by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by attending the Annual Meeting and voting in person.

                                 VOTING RIGHTS

     The holders of record of the 5,839,886 shares of Common Stock outstanding on January 26, 1998 will be entitled to one vote for each share held on all matters coming before the Annual Meeting.


                               METHOD OF VOTING

     The presence, in person or by Proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the shareholders present at the Annual Meeting or represented by Proxy, have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting, at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting. Abstentions may be specified on all proposals (other than the election of directors) and will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect.

     Brokers who hold shares in street name for customers are required to vote those shares in accordance with instructions received from the beneficial owners. In addition, brokers are entitled to vote on certain items, such as the election of directors, and other "discretionary items," even when they have not received instructions from beneficial owners. Brokers are not permitted to vote for other "non-discretionary" items without specific instructions from the beneficial owners. Such "broker non-votes" will be counted towards a quorum. Under applicable Texas law and in accordance with the Company's By-laws, broker non-votes are not counted in determining the total number of votes cast on a proposal.

     Management knows of no matters other than the election of directors as set forth in the enclosed Proxy that will be presented for action at the Annual Meeting. Execution of a Proxy, however, confers on the designated proxyholders' discretionary authority to vote the shares represented in accordance with their best judgment on any other business that may properly come before the meeting.


                  OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following table sets forth, as of January 26, 1998, the ownership of the Company's Common Stock held by: (i) each person who owns of record or who is known by the Company to own beneficially more than 5% of such stock, (ii) each of the directors and nominees for election as directors of the Company, (iii) each of the current executive officers of the Company and (iv) all of the Company's directors and executive officers as a group. The number of shares and the percentage of the class beneficially owned by the persons named in the table and by all directors and executive officers as a group, includes, in addition to shares actually issued and outstanding, unissued shares which are subject to issuance upon exercise of options or warrants.


    Beneficial Owner          Number of Shares            Percentage of
    ----------------          ----------------            -------------
                                   Owned                    Ownership
                                   -----                    ---------

    Apotex Foundation             650,000(1)                   11.1
    150 Signet Dr.
    Weston, Ontario, Canada
    9ML 1T9

    Bernard Sherman             1,215,390(1)                   20.8
    150 Signet Dr.
    Weston, Ontario, Canada
    9ML 1T9

Beneficial Owner               Number of Shares                Percentage of
----------------               ----------------                -------------
                                    Owned                        Ownership
                                    -----                        ---------

Shermfin Corp.                   565,390(1)                         9.7
150 Signet Dr.
Weston, Ontario, Canada
9ML 1T9

M.F. Florence                    586,390(1)(2)                     10.0
150 Signet Dr.
Weston, Ontario, Canada
9ML 1T9

Jana Mitcham                     418,704(3)                         7.0
10618 Great Plains
Houston, TX  77064

David P. Bertrand                332,492(4)                         5.6
10622 Great Plains
Houston, TX  77064

Gregory Pusey                    245,978(5)                         4.2
1722 Buffehr Creek Rd.
Vail, CO  81657

Richard S. Kashenberg             65,372(6)                         1.1
11010 Hopkins St., Unit B
Mira Loma, CA   91752

F. Wayne Ballenger                15,000(7)                          .3
3134 Meadway Drive
Houston, TX  77082

Ronnie D. Meaux                   43,466(8)                          .7
15410 Windy Cove
Houston, TX  77095

John R. Brown, Jr.                10,000(9)                          .2
2534 Pomeran
Houston, TX  77080

David O. Rodrigue                 25,000(10)                         .4
17810 Cypress Spring Dr.
Spring, TX  77388

        Beneficial Owner                  Number of Shares        Percentage of
        ----------------                  ----------------        -------------
                                               Owned                Ownership
                                               -----                ---------


        All Officers and Directors as a      1,742,402                 27.8
        Group (9 Persons)


________________________________

     All references herein to "Warrants" are to the Warrants issued in the Company's public offering completed in July 1995 which entitle the holders to purchase one share of Common Stock for each one Warrant at $3.75 per share until July 10, 1998, unless earlier called for redemption by the Company.

(1) Mr. Sherman may be deemed a beneficial owner of the shares held by the Apotex Foundation due to his affiliations with the Apotex Foundation. Messrs. Sherman and Florence may be deemed beneficial owners of the shares held by Shermfin Corp. due to their affiliations with Shermfin Corp. In July, 1994, Mr. Sherman and Shermfin Corp. consented to the issuance of an Order of the Securities and Exchange Commission (the "Commission") that they cease and desist from violations of certain reporting and anti-fraud provisions of the Securities Exchange Act of 1934. Mr. Sherman and Shermfin Corp. consented to this Order without admitting or denying the findings of the Commission that they had failed to file reports of beneficial ownership of the common stock of Kinesis, Inc. with the Commission on Form 3 and Schedule 13G. The Company has no relationship with Kinesis, Inc.

(2) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, (ii) options to acquire 5,000 shares of Common Stock at $19.75 per share, (iii) options to acquire 5,000 shares of Common Stock at $12.38 per share, and (iv) options to acquire 5,000 shares of Common Stock at $7.00 per share.

(3) Includes 5,000 Warrants and options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, (ii) 16,800 shares of Common Stock at $1.875 per share, (iii) 16,800 shares of Common Stock at $2.25 per share, and (iv) 37,800 shares of Common Stock at $13 per share, of which options to acquire 12,600 shares become exercisable in each of November 1998 and November 1999. Also includes 11,554 shares of Common Stock owned by her daughter, 4,000 shares of Common Stock owned by her husband, and options held by her husband to acquire 4,800 shares of Common Stock at $1.665 per share and 3,600 shares of Common Stock at $13.00 per share, of which options to acquire 1,200 shares become exercisable in each of November 1998 and November 1999.

(4) Includes options to acquire (i) 42,000 shares of Common Stock at $1.665 per share, (ii) 19,200 shares of Common Stock at $1.875 per share, (iii) 19,200 shares of Common Stock at $2.25 per share, and (iv) 40,200 shares of Common Stock at $13.00 per share, of which options to acquire 13,400 shares become exercisable in each of November 1998 and November 1999. Also includes options held by his wife to acquire 4,800 shares of Common Stock at $1.665 per share and 3,600 shares of Common Stock at $13.00 per share, of which options to acquire 1,200 shares become exercisable in each of November 1998 and November 1999.

(5) Includes 3,000 Warrants and options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, (ii) 6,000 shares of Common Stock at $1.875 per share, (iii) 6,000 shares of Common Stock at $2.25 per share, and (iv) 9,000 shares of Common Stock at $13 per share, of which options to acquire 3,000 shares become exercisable in each of November 1998 and November 1999. Also includes 45,468 shares of Common Stock and 14,000 Warrants held by entities which are affiliates of Mr. Pusey, and 20,104 shares of Common Stock and 1,000 Warrants held by his wife, individually, or as custodian for their minor children.

(6) Includes options to acquire (i) 6,000 shares of Common Stock at $1.665 per share, (ii) 5,000 shares of Common Stock at $19.75 per share, (iii) 5,000 shares of Common Stock at $12.38 per share, and (iv) 5,000 shares of Common Stock at $7.00 per share.

(7) Includes options to acquire (i) 5,000 shares of Common Stock at $19.75 per share; (ii) 5,000 shares of Common Stock at $12.38 per share, and (iii) 5,000 shares of Common Stock at $7.00 per share.

(8) Includes options to acquire (i) 15,500 shares of Common Stock at $1.665 per share, (ii) 4,500 shares of Common Stock at $1.875 per share, (iii) 4,500 shares of Common Stock at $2.25 per share, and (iv) 12,250 shares of Common Stock at $13.00 per share, of which options to acquire 4,083 shares become exercisable in each of November 1998 and November 1999.

(9) Includes options to acquire 10,000 shares of Common Stock at $11.50 per share, of which options to acquire 3,333 shares become exercisable in each of September 1998 and September 1999.

(10) Includes options to acquire 25,000 shares of Common Stock at $5.75 per share, of which options to acquire 8,333 shares become exercisable in each of January 1999, January 2000 and January 2001.


                             ELECTION OF DIRECTORS

     Each of the persons set forth below has been nominated for election to the Board of Directors to serve for a term of one year until the next annual meeting of shareholders or until his or her successor is elected and qualified. The shares represented by Proxies will be voted as specified by the shareholder. If a shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the Proxy except that, in the event any nominee should not continue to be available for election, such Proxies will be voted for the election of such other person as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors. The Company does not presently contemplate that any of the nominees will become unavailable for election for any reason.

     The Board of Directors recommends a vote FOR this proposal.

Nominees For Election as Directors
----------------------------------

     F. WAYNE BALLENGER, age 50, has served as President of First Commercial Capital since 1995. He has also served as President of Puncture Guard LLC since December 1994. From March 1992 to December 1994, he served as director of sales and marketing for Petrolon, Inc., a multi-level marketing organization. Immediately prior thereto, he served as a vice president of Southwest Bank of Texas with commercial lending responsibilities. Mr. Ballenger received at B.B.A. degree from the University of the South in 1968. Mr. Ballenger became a director of the Company in November 1995.

     DAVID P. BERTRAND, age 54, has served as President and Chairman of the Board of Directors of the Company and its predecessors since 1984. Mr. Bertrand received a B.S. degree in education in 1966 and a Master of Education degree in administration and supervision in 1969, both from McNeese State University in Lake Charles, Louisiana. Mr. Bertrand is the brother-in-law of Jana Mitcham.

     M. F. FLORENCE, age 61, has served as President of Sherfam Inc. since 1989. Sherfam Inc. is a holding company, principally of pharmaceutical companies and is the parent of Shermfin Corp., which is a principal shareholder of the Company. From 1958 to 1989, Mr. Florence was associated with the firm of Wm. Eisenberg & Co., a firm of chartered accountants in Canada. He served as a partner of the firm from 1964 to 1989. Mr. Florence received a Bachelor of Commerce degree from the University of Toronto. He is the recipient of a Chartered Accountant degree from the Institute of Chartered Accountants of Ontario. Mr. Florence is President of Citadel Gold Mines, Inc. Mr. Florence is also a Director of Barr Laboratories, Inc., a publicly held corporation whose common shares are listed on the American Stock Exchange. Mr. Florence has served as a director of the Company since 1994.

     RICHARD S. KASHENBERG, age 42, has served as President of Adam Nutrition, Inc. since November 1997. He served as President of NION Laboratories from 1982 to 1996, and as a consultant to NION through October 1997. NION is a principal supplier of products sold by the Company. Mr. Kashenberg served as President and Director of Nutrition Express Corporation of Utah, Inc. from 1991 until its merger with the Company in 1994. Mr. Kashenberg received a Bachelor's degree from Vanier College. Mr. Kashenberg has served as a director of the Company since 1994.

     JANA MITCHAM, age 50, has served as Executive Vice President, Secretary and Director of the Company and its predecessors since 1984. Ms. Mitcham received a B.A. degree in 1974 in special education from McNeese State University and undertook graduate work in special education at the Korean Extension of the University of Maryland. Ms. Mitcham is the sister-in-law of David P. Bertrand.

     GREGORY PUSEY, age 45, is primarily engaged in private investment activities. He has served both as President of Livingston Capital, Ltd. and President of the General Partner of Graystone Capital, Ltd., venture capital firms, since 1987. He is also President and a director of Cambridge Holdings, Ltd., a publicly held real estate firm. Mr. Pusey received a B.S. degree in Finance from Boston College in 1974. Mr. Pusey became a director of the Company in 1994.

     The Company entered into an agreement in 1995 with Shermfin Corp. wherein it agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin

Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. Shermfin Corp.'s designee is M. F. Florence. See "Certain Transactions".


BOARD OF DIRECTORS AND COMMITTEES
---------------------------------

     The Company's Board of Directors held eight meetings in person or by consent during the fiscal year ended September 30, 1997. None of the incumbent directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Committees on which they served that were held during the period that they served.

     The Company's Board of Directors has two standing committees, the Audit Committee and the Compensation Committee. M.F. Florence and Gregory Pusey serve as the two members of the Audit Committee. During the fiscal year ended September 30, 1997, the Audit Committee held two meetings. The primary functions of the Audit Committee are to review the scope and results of audits by the Company's independent auditors, internal accounting controls, non-audit services performed by the independent accountants and the cost of accounting services. F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg serve as the three members of the Compensation Committee. During the fiscal year ended September 30, 1997, the Compensation Committee held two meetings. The Compensation Committee reviews stock option and other compensation policies and programs.


COMPLIANCE WITH SECTION 16a OF THE EXCHANGE ACT
-----------------------------------------------

     Based solely on the Company's review of copies of Section 16(a) reports filed by officers, directors and greater than 10% shareholders with the Securities and Exchange Commission, which have been received by the Company and written representations from these persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to those persons were complied with for the fiscal year ended September 30, 1997, except that David P. Bertrand, Barry C. Loder, Ronnie D. Meaux and Jana Mitcham each filed late a Form 5 reporting their option grants in the fiscal year ended September 30, 1997.


                              EXECUTIVE OFFICERS

     The following executive officers have been elected by the Board of Directors. It is expected that the Board will elect officers annually following each Annual Meeting of Shareholders. Information is provided below regarding the names and ages of all executive officers of the Company who are not directors of the Company, their position with the Company and the period they have served as executive officers of the Company.

     JOHN R. BROWN, JR., age 60, became Vice President-Finance of the Company in September, 1996, and had previously served the Company on a part-time basis commencing in December 1995. From April, 1989 until he joined the Company, Mr. Brown was a management consultant performing merger and acquisition services, systems analyses, financial reporting assistance, and other services for both publicly and privately held companies. From June, 1987 to March, 1989 he was Vice President-Finance & Administration for Environmental Protective Industries, Inc., an environmental services organization. Mr. Brown is a Certified Public Accountant and has over 20 years experience in public accounting with both national and local firms. Mr. Brown received a B.S. degree in mechanical engineering from Stanford University and an M.B.A. degree from the University of Texas at Austin.

     DAVID O. RODRIGUE, age 49, became Vice President and Chief Financial Officer of the Company in January, 1998. From 1993 until he joined the Company, Mr. Rodrigue served as Vice President-Finance and Chief Financial Officer of Positron Corporation, a publicly-held company engaged in medical imaging. From 1989 to 1993, he functioned as a consultative chief financial officer to several privately-held companies. Mr. Rodrigue is a Certified Public Accountant and was previously employed by Coopers & Lybrand. He received B.S. and M.B.A. degrees from Louisiana State University.

     RONNIE D. MEAUX, age 44, has served in various accounting and finance capacities for the Company and its predecessors since 1985. He is currently Vice President, Treasurer and Assistant Secretary of the Company. Mr. Meaux received a B.S. degree in accounting in 1977 from McNeese State University.

                            EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid by the Company to the Chief Executive Officer and each of the four other executive officers of the Company (the "named executive officers") during the fiscal years ended September 30, 1995, 1996 and 1997.

Summary Compensation Table
--------------------------

                                                                              LONG TERM COMPENSATION
                                                                   ----------------------------------------------
                                    ANNUAL COMPENSATION
                             ---------------------------------
                                                                          AWARDS                  PAYOUTS
                                                                        ----------              -----------
Name and Principal           Year    Salary    Bonus     Other     Restricted    Options     LTIP      All other
    Position                           ($)               Annual      Stock        /SARs     Payouts    Compensa-
                                                         Compen-     Awards                             tion(1)
                                                         sation

David P. Bertrand           1995     162,006   143,829    5,250         0        80,400        0       12,885
Chief Executive Officer     1996     162,000   530,812   15,750         0             0        0       12,885
                            1997     412,434         0        0         0        40,200        0        6,485

Jana Mitcham                1995     157,316   143,829    5,250         0        75,600        0        9,013
Executive Vice President    1996     156,000   526,649   15,500         0             0        0        9,013
                            1997     387,793         0        0         0        37,800        0        4,985

Barry C. Loder              1995(2)   51,404     7,790    1,500    50,000             0        0            0
Vice President and Chief    1996     121,184    57,500   11,208         0             0        0            0
Financial Officer           1997     161,243         0        0         0        55,000        0            0

Ronnie D. Meaux             1995      81,350    10,000    6,900         0        36,000        0        6,392
Vice President,             1996      87,430    53,160    9,400         0             0        0        6,392
Treasurer and Assistant     1997      87,101         0    6,000         0        12,250        0        2,619
Secretary

John R. Brown, Jr..         1995(3)        0         0        0         0             0        0            0
Vice-President-Finance      1996      30,030     6,900        0         0        10,000        0            0
                            1997      76,357         0        0         0             0        0            0
________________

(1) The Company has obtained insurance policies on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, of which benefit amounts of $1,060,000, $660,000 and $467,000 on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux, respectively, constitute "keyman" insurance and are payable to the Company. Approximately 51% of the aggregate insurance benefits on the lives of Mr. Bertrand, Ms. Mitcham and Mr. Meaux are payable to beneficiaries designated by Mr. Bertrand, Ms. Mitcham and Mr. Meaux. In addition, part of the cash value may be used as retirement benefits for the executive officers. The premiums paid by the Company allocable to these items are included in the table.

(2) Mr. Loder joined the Company as Vice President and Chief Financial Officer in March 1995, and became Chief Operating Officer in April 1997. He resigned in January 1998.

(3) Mr. Brown commenced work with the Company on a part-time basis in December 1995 and became a full-time employee and officer of the Company in September 1996.


EMPLOYMENT AGREEMENTS
---------------------

     In 1995 the Company entered into employment agreements with Mr. Bertrand and Ms. Mitcham which expired on September 30, 1996. The terms of the agreements were essentially identical. Mr. Bertrand received an annual salary of $162,000 and Ms. Mitcham received an annual salary of $156,000. Each was also entitled to 5% of the first $2,000,000 of annual pre-tax income of the Company, 4% of the amount in excess of $2,000,000 but less than $2,500,000, and 3% of the amount over $2,500,000. Mr. Bertrand was also granted the right to create a special bonus pool for key employees to receive up to 2% of the pre-tax income between $2,000,001 and $2,500,000 and up to 4% of the pre-tax income greater than $2,500,000.

     Effective October 1, 1996, the Company entered into new employment agreements with Mr. Bertrand and Ms. Mitcham. The terms of these agreements are essentially identical, except that Mr. Bertrand's annual salary is $400,000 and Ms. Mitcham's annual salary is $376,000. Mr. Bertrand and Ms. Mitcham are each also entitled to a bonus if the Company has pre-tax annual income between $3 million and $20 million. Each is entitled to receive 5% of any annual pre-tax income between $3 million and $5 million; four percent of the annual pre-tax income between $5 million and $10 million; and three percent of the annual pre-tax income between $10 million and $20 million. The term of each agreement is three years. Each of the agreements may be earlier terminated upon mutual agreement, death, disability or conviction of the officer, or a material breach of the agreement by the officer.

OPTION PLANS
------------

     In 1993 and 1995 the Company adopted stock option plans for the grant of options to employees and consultants (the "Plans"). The provisions for each of the Plans are similar. There are presently outstanding or reserved for issuance options to acquire up to 595,450 shares of Common Stock. Under the Plans, the Company may issue options to purchase up to an additional 363,106 shares of Common Stock. Under the Plans, options may be granted in the form of "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and non-statutory stock options. The Board of Directors has the authority to fix the terms and number of options to be granted and the employees to receive the options. The exercise price of each stock option granted under the Plans may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of incentive stock
options granted to employees owning more than 10% of the Common Stock).   All of
the outstanding options were granted at exercise prices which were not less than the fair market value on the respective grant dates. See "Ownership of the Company's Common Stock" regarding outstanding options to officers and directors of the Company.

     The maximum term of options granted under the Plans is 10 years. The aggregate fair market value of the Common Stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per optionee. The number of shares subject to options granted to any individual in each of the Plans shall not exceed 50,000 in any fiscal year of the Company. Options granted under the Plans are non-transferable and generally expire 30 days after the termination of any optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such person's option may be exercised up to 90 days following such disability or death.

OPTION GRANTS IN FISCAL YEAR ENDED SEPTEMBER 30, 1997
-----------------------------------------------------

     The following table sets forth information with respect to stock option grants to the named executive officers during the fiscal year ended September 30, 1997:

                                                                                           Potential realizable value at
                                                                                              Assumed Annual Rates of
                                Individual Grants                                            Stock Price Appreciation
                                                                                                  For Option Term
                          Number of         Percent of
                          Securities        Total options/      Exercise or    Expiration     5%($)            10%($)
                          underlying        SARs granted        base price        date
Name                      Options/SARs      to employees          ($/Sh)
                          granted(#)        in fiscal year

David P. Bertrand         40,200              16.3                13.00          11/06         288,124           709,663
Jana Mitcham              37,800              15.3                13.00          11/06         270,923           667,295
Barry C. Loder            25,000              10.1                13.00          11/06         179,182           441,333
                          30,000              12.2                10.38          04/07         181,685           452,854
Ronnie D. Meaux           12,250               5.0                13.00          11/06          87,799           216,253
John R. Brown, Jr.             0                 0                    0              0               0                 0


Option Exercises and Year-End Values

     The following table shows option exercises by the named executive officers during the fiscal year ended September 30, 1997 and the number and value of unexercised options at September 30, 1997.

                                                                          Value of
                     Number of                        Number of          Unexercised
                   Shares Under-       Value     Unexercised Options    In-the-Money
    Name           Lying Options      Realized     At Year End (#)       Options at
 ----------        Exercised (#)        ($)         Exercisable/        Year End ($)
                   -------------      --------     Unexercisable        Exercisable/
                                                   -------------       Unexercisable(1)
                                                                       -------------
David P. Bertrand        0              0         80,400/40,200         494,070/0
Jana Mitcham             0              0         75,600/37,800         465,570/0
Barry C. Loder           0              0         50,000/55,000         265,625/0
Ronnie D. Meaux          0              0         24,500/12,250         151,631/0
John R. Brown, Jr.       0              0          3,334/6,666             0/0
____________________

(1) Based on the price of the Common Stock of $8.00 on September 30, 1997 as reported by The Nasdaq Stock Market.

COMPENSATION COMMITTEE REPORT
-----------------------------

     The Compensation Committee (the "Committee") of the Board of Directors has been established by the Board to periodically review the compensation philosophy for the Company's executives, and to recommend to the Board compensation packages for the Company's executives. The Committee also reviews and recommends to the Board any additions to or revisions of the Company's stock option plans. The Committee consists exclusively of non-employee directors, appointed by resolution of the entire Board. No member of the Committee is permitted to receive any award under the Company's incentive stock option plans. The Committee members receive annual, fixed grants of stock options pursuant to the Company's 1995 Non-Discretionary Stock Option Plan.

     The Committee's objective is to set executive compensation at levels which
(i) are fair and reasonable to the shareholders, (ii) link executive compensation to long-term and short-term interest of the shareholders, and (iii) are sufficient to attract, motivate and retain outstanding individuals for executive positions.

     Fairness to the shareholders is balanced with the need to attract, retain and motivate outstanding individuals by comparing the Company's executive compensation with the compensation of executives at other companies. The Committee's overall goal is to achieve strong performance by the Company and its executives by affording the executives the opportunity to be rewarded for strong performance. The Committee attempts to provide both short-term and long-term incentive pay. To accomplish its objectives, the Committee has structured the executive compensation program with three primary components. These primary components are base salary, annual incentives, and long-term incentives.

     During the fiscal year ended September 30, 1997, the Committee determined to undertake a review of the Company's executive compensation program, with particular emphasis on the Company's Chief Executive Officer and Executive Vice President. The Company had experienced dramatic growth in the fiscal year ended September 30, 1996, but also was experiencing problems due to regulatory scrutiny and negative media reports. The Committee determined that it would be in the best interest of the Company and its shareholders for the Committee to review the existing compensation arrangements and to provide a compensation program which recognized, among other factors, the Company's growth, problem areas which could result in short-term performance difficulties, and appropriate incentives to provide impetus for the long-term growth of the Company. The Company retained an independent compensation consultant to assist it in its review of the executive compensation program. The review included compensation programs of publicly traded peer companies similar in characteristics to the Company, as well as compensation paid by other network marketing companies with different product lines.

     Effective in October 1996, the start of the Company's most recent fiscal year, the Company entered into employment agreements with David P. Bertrand, the Company's President and Chief Executive Officer, and Jana Mitcham, the Company's Executive Vice President and Secretary. The employment agreements are described in "Employment Agreements." The Committee determined that the base salaries for Mr. Bertrand and Ms. Mitcham should be increased, based on the progress made by the Company, the tremendous effort and energy devoted by them to the Company's business, and the recommendations of the independent compensation consultant based on review of base salaries of other companies.

     The Committee also reviewed other executive salaries. In addition to the external competitive compensation market, base salary levels reflect each officer's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will typically be paid correspondingly higher salaries. Individual performance criteria used to assess performance include leadership, professionalism, initiative and dependability. However, individual performance assessments are made qualitatively and in total, and no specific weightings are attached to these performance indicators, nor is a formula utilized in determining appropriate salary increases or salary levels. In April 1997, Barry C. Loder, who was then the Company's Vice President-Finance and Chief Financial Officer, was elected by the Board as Chief Operating Officer and assumed additional operating responsibilities. During the fiscal year ended September 30, 1997, Mr. Loder's salary was increased, and he was granted additional stock options.

     In reviewing the employment agreements of Mr. Bertrand and Ms. Mitcham, the Committee recommended that their annual compensation relate to and be contingent upon the performance of the Company. As a result, much of their compensation package is subject directly to annual bonus compensation measured by the Company's achievement of certain specified income criteria. No bonus was paid to either of these persons in the fiscal year ended September 30, 1997 due to the failure to achieve these income criteria.

     The Committee periodically reviews the performance of other executive officers to determine whether bonuses should be paid to those persons. The Committee has not established specific performance measures for determining the award of bonuses. The Committee believes that bonuses should be provided to reward key employees based on Company and individual performance and to provide competitive cash compensation opportunities to the Company's executives. However, based primarily on the Company's financial results in the fiscal year ended September 30, 1997, no bonuses were paid to any executive officers.

     The Company's stock option plans are designed to focus executive efforts on long-term goals of the Company and to maximize total return to the Company's shareholders. The Committee believes that stock options advance the interests of employees and shareholders by providing value to the executives through stock price appreciation only. All stock options granted to officers and other employees during the fiscal year ended September 30, 1997 have a ten-year term before expiration. Options will terminate earlier if the employee's employment with the Company is terminated. All options granted during this period are vested during a three-year period, in equal installments of one-third each beginning on the first anniversary from the date of grant. All options awarded must have an exercise price of at least 100% of fair market value on the date of grant.

     The exact number of shares actually granted to a particular participant reflects both the participant's performance and role in the Company, as well as the Company's financial success, and its future business plans. All of these factors are assessed subjectively and are not weighted. In determining each grant, the Committee also considers the number of stock options which are outstanding, and the total number of options to be awarded.

     In making grants during the fiscal year ended September 30, 1997, the Committee used as a benchmark the number of outstanding options previously granted to each officer. In addition, a larger grant of options was made to Barry C. Loder in connection with Mr. Loder's assumption of increased operating responsibilities as Chief Operating Officer of the Company. Due to the decline in the Company's stock price during the year, all of the options granted to executive officers of the Company were "out-of-the-money" at the fiscal year end of September 30, 1997. The Committee believes that its awards were consistent with the Company's compensation philosophy to increase the emphasis placed on long-term incentives and to be competitive in its total compensation program.

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, public companies are precluded from receiving a tax deduction on compensation paid to executive officers in excess of $1,000,000, unless the compensation is excluded from the $1,000,000 limit as a result of being classified performance-based. At this time, the Company's executive officers cash compensation levels do not exceed the payment limit and will most likely not be affected by the regulations in the near future. Nonetheless, the Committee intends to review its executive pay plans over time in light of these regulations.

                                     COMPENSATION COMMITTEE


                                      F. Wayne Ballenger
                                      M. F. Florence
                                      Richard S. Kashenberg

COMPENSATION OF DIRECTORS
-------------------------


     Directors who are not employees of the Company receive $18,000 per year, $400 for each Board meeting attended, and $200 for each committee meeting of the Board attended. Directors who are also employees of the Company receive no additional compensation for serving as Directors. The Company reimburses its Directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. The Company may also utilize the services of its directors as consultants to the Company. During the fiscal year ended September 30, 1996, the Company paid Mr. Pusey $58,000, and $12,000 to each of Mr. Kashenberg and Mr. Florence. During the fiscal year ended September 30, 1997, Mr. Pusey was paid $77,200.

     In November 1995, the Board of Directors of the Company adopted the 1995 Non-Discretionary Stock Option Plan for directors of the Company who are not eligible to participate in the other Plans (the "Non-Discretionary Plan.") The Non-Discretionary Plan provides that the Company grant options to purchase 5,000 shares of the Company's Common Stock to each eligible director on the date of adoption of the Non-Discretionary Plan (November 28, 1995), to each person who thereafter becomes a director of the Company and, as of December 1 of each year (commencing in 1996), options to purchase an additional 5,000 shares of Common Stock will be granted to each eligible director. The exercise price of the options is the fair market value of the Common Stock on the date the options are granted. The options are exercisable in full as of the date of grant. The shares acquired upon exercise of these options cannot be sold for six months following the date of grant. In November 1995, the Company granted options to purchase 5,000 shares of Common Stock at a price of $19.75 per share to each of F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. In December 1996 the Company granted options to purchase 5,000 shares of Common Stock at a price of $12.38 per share to each of F. Wayne Ballenger, M.F. Florence and Richard S. Kashenberg. These persons each received options to purchase 5,000 shares of Common Stock at a price of $7.00 per share in December 1997. Each option granted pursuant to the Non-Discretionary Plan will expire five years from the date of grant, except that an option will expire, if not exercised, 30 days after the optionee ceases to be a director of the Company.

     Options granted pursuant to the Non-Discretionary Plan will not qualify for the special tax benefits given to incentive stock options under Section 422 of the Code. Accordingly, all of the stock options granted pursuant to the Non-Discretionary Plan may be deemed to be non-statutory stock options. The options are generally non-transferable.

CORPORATE PERFORMANCE GRAPH

     The following graph compares the yearly cumulative return on the Company's Common Stock since July 10, 1995 (the date the Company's Common Stock began trading on The Nasdaq Stock Market) with that of the Index for The Nasdaq Stock Market (U.S. Companies) and a peer group including the following companies:
BeautiControl Cosmetics, Inc., Herbalife International, Inc., Nature's Sunshine Products, Inc and Reliv' International, Inc.


                       [PERFORMANCE GRAPH APPEARS HERE]



TOTAL RETURN ANALYSIS

                       7/10/95        9/29/95       9/30/96       9/30/97
-----------------------------------------------------------------------------
NUTRITION FOR LIFE
INTERNATIONAL           $  100         $  304        $  506        $  277
-----------------------------------------------------------------------------
PEER GROUP              $  100         $  333        $  414        $  404
-----------------------------------------------------------------------------
NASDAQ COMPOSITE (US)   $  100         $  107        $  126        $  173
-----------------------------------------------------------------------------
Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472.
Data from Bloomberg Financial Markets

INDEMNIFICATION AND LIMITATION ON DIRECTORS' AND OFFICERS' LIABILITY

     The Company's Articles of Incorporation provide for the indemnification of directors and officers of the Company. In general, the Company will indemnify its officers and directors against expenses incurred by them in connection with the defense of any action, suit or proceeding in which they are made parties, except in relation to matters to which any such director or officer is adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of duty. The Company has no director and officer liability insurance. There are no pending claims for indemnification, nor is the Company aware of any pending or threatened claims which would result in a claim for indemnification.

     In addition, the Company's Articles of Incorporation eliminate liability of directors to the Company and its shareholders for monetary damages for an act or omission in the director's capacity as a director except in the case of liability: (i) for a breach of the director's duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or that constitute a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. It does not limit the rights of third parties, nor does it limit or eliminate the rights of the Company or any shareholder, to seek non-monetary relief such as an injunction or rescission if a director breaches his duty of care. The provision applies only to the duty of care and not to any other fiduciary duties to the Company and its shareholders.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN TRANSACTIONS
--------------------

     The Company and its predecessors borrowed an aggregate of $650,000 from Shermfin Corp. during the period from 1988 to 1991. The loans were evidenced by promissory notes with interest at rates ranging from 9% to 11% per annum with maturity dates from October 1995 to October 1996. The promissory notes were convertible at the option of Shermfin Corp. into an aggregate of 966,834 shares of Common Stock. In March 1995 the Company entered into an agreement with Shermfin Corp. pursuant to which it was agreed that Shermfin Corp. would convert $130,500 of debt from the note in the principal amount of $250,000 into 360,000 shares of the Company's Common Stock at the closing of the Company's public offering of securities that year. It was further agreed that the remaining principal balance of $119,500 of the promissory note in the principal amount of $250,000, plus the entire principal balances of the other three notes (an aggregate of $400,000) would be repaid to Shermfin Corp. at the closing of the offering. These transactions were finalized upon the closing of the offering in July 1995. The Company believes that the borrowing arrangements with Shermfin Corp. were made on terms at least as favorable as could be obtained from third parties.

     In its March 1995 agreement with Shermfin Corp., the Company agreed to register the 360,000 shares to be issued to Shermfin Corp. during the period commencing one year after the date of commencement of the offering (July 10, 1995) and ending four years after the date of the offering (July 10, 1999). At the request of Shermfin Corp., the Company filed a registration statement in the fiscal year ended September 30, 1997. The Company also agreed that, for so long as Shermfin Corp. owns 10% or more of the outstanding Common Stock of the Company, Shermfin Corp. will be entitled to designate one person to serve as a member of the Company's Board of Directors. Shermfin Corp. designated M.F. Florence to serve on the Board.

     Prior to the Merger of the Company's predecessors, Nutrition Express Corporation of Colorado, Inc., and Nutrition Express Corporation of Utah, Inc. ("NEC-Utah"), into the Company in 1994, Shermfin Corp. held, among other securities, all of the outstanding shares of the Series A Preferred Stock of NEC-Utah. In exchange for the agreement of Shermfin Corp. to convert the Series A Preferred Stock into common stock of NEC-Utah, NEC-Utah agreed to reduce the conversion rate. As a result, the Company recognized a conversion expense against net income applicable to common stock of $181,243 in the fiscal year ended September 30, 1994.

     One of the largest suppliers of products to the Company is NION Laboratories, which was a subsidiary of Shermfin Corp. until June 1995. NION is a manufacturer of pharmaceutical and consumer-related products. During the fiscal years ended September 30, 1995, 1996 and 1997, the Company purchased approximately $2,258,000, $5,234,000 and $4,190,000 of goods, respectively, from NION. In addition, Richard S. Kashenberg, a director of the Company, served as the chief executive officer of NION until December 31, 1996 and as a consultant to NION through October 31, 1997. The Company believes that the terms it has obtained from NION are at least as favorable as could have been obtained from third parties.


     In October 1995 Shermfin Corp. sold 50,000 shares of Common Stock to KT Corp., an affiliate of Kevin Trudeau, a significant distributor of the Company, and 70,000 shares of Common Stock to Nightingale-Conant Corporation, a supplier of self improvement audio tapes to the Company (including memory improvement tapes prepared by Mr. Trudeau). The Company agreed to register these shares at the request of the holders, and filed a registration statement in the fiscal year ended September 30, 1997.

     In October 1995 the Company granted to Kevin Trudeau, a key distributor of the Company, warrants to purchase 500,000 shares of Common Stock at $12.50 per share exercisable from April 15, 1996 to October 14, 1998. The exercise price of the warrants on the date of grant was not less than the market price of the Company's Common Stock on that date. In April 1996 Mr. Trudeau agreed to the cancellation of these warrants and they are no longer outstanding.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of BDO Seidman, LLP, Certified Public Accountants, has served as the Company's independent auditors for the year ended September 30, 1997. A representative of BDO Seidman is expected to be present at the Annual Meeting and available to respond to appropriate questions and, although the firm has indicated that no statement will be made, an opportunity for a statement will be provided. Management has not made an appointment of auditors for the fiscal year ending September 30, 1998.

     The Company does not believe there were any disagreements with the Company's principal independent accountants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure during the fiscal year ended September 30, 1997.


                             SHAREHOLDER PROPOSALS

     Any proposal which a shareholder may desire to present to the Annual Meeting of Shareholders for the fiscal year ending September 30, 1998, must be received in writing by the Secretary of the Company prior to October 1, 1998.

                                 ANNUAL REPORT

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997 HAS BEEN ENCLOSED WITH, BUT IS NOT A PART OF, THIS PROXY STATEMENT. AN ADDITIONAL COPY IS AVAILABLE TO
EACH RECORD AND BENEFICIAL OWNER OF THE COMPANY'S SECURITIES WITHOUT CHARGE UPON WRITTEN REQUEST TO THE SECRETARY, NUTRITION FOR LIFE INTERNATIONAL, INC., 9101 JAMEEL, SUITE 180, HOUSTON, TEXAS 77040.



                                 OTHER MATTERS

     The Board does not know of any other matters to be brought before the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote such Proxy as in their discretion as they deem advisable.

                                        By Order of the Board of Directors



                                        Jana Mitcham
                                        Secretary

January 28, 1998.

                    NUTRITION FOR LIFE INTERNATIONAL, INC.

                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoint David P. Bertrand and Jana Mitcham, or either of them, as Proxies or __________________________ (shareholder may strike the Proxy Committee designated by management and insert the name and address of another person(s) with power of substitution to vote all the shares of the undersigned with all of the powers which the undersigned would possess if personally present at the Annual Meeting of the Shareholders of Nutrition For Life International, Inc. (the "Company") to be held at 9:00 a.m. (local time) on March 5, 1998 at Houston, Texas, or any adjournment thereof, on the following matters:

1.  ELECTION OF DIRECTORS
    NOMINEES: F. Wayne Ballenger, David P. Bertrand, M.F. Florence, Richard S. Kashenberg, Jana Mitcham, Gregory Pusey

     FOR all Nominees    /    /          WITHHELD for all Nominees    /    /

     FOR, except for the following Nominee(s):
     /    /______________________________________________________________

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Unless contrary instructions are given, the shares represented by this Proxy will be voted for the election of all nominees for directors. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NUTRITION FOR LIFE INTERNATIONAL, INC. EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.

    Please sign exactly as shown on your stock certificate and on the envelope in which this Proxy was mailed. When signing as Partner, Officer, Trustee, etc., give full title as such and sign your own name as well. If stock is held jointly, each joint owner should sign.

                               Signature(s):
                                             ---------------------------------
                               Signature(s):
                                             ---------------------------------

                               Date:
                                     -----------------------------------------